UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                               (Amendment No. 12)


                    Under the Securities Exchange Act of 1934


                           Argonaut Technologies, Inc.
                           ---------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                    040175101
                                    ---------
                                 (CUSIP Number)


                                Seymour Holtzman
                             c/o Jewelcor Companies
                            100 N. Wilkes Barre Blvd.
                        Wilkes Barre, Pennsylvania 18702
                                 (570) 822-6277
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                February 19, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check
the following box: |_|

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Seymour Holtzman
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         1,305,233
SHARES                    ------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                      ------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            1,305,233
WITH                      ------------------------------------------------------
                           10)    SHARED DISPOSITIVE POWER
                                  none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.31%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Evelyn Holtzman
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES                  --------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                    --------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH                    --------------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                 none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None -- See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                     [x]
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jewelcor Management, Inc.                       23-2331228
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Nevada
--------------------------------------------------------------------------------
                             7)    SOLE VOTING POWER
NUMBER OF                          1,305,233
SHARES                   -------------------------------------------------------
BENEFICIALLY                 8)    SHARED VOTING POWER
OWNED BY                           none
EACH                     -------------------------------------------------------
REPORTING                    9)    SOLE DISPOSITIVE POWER
PERSON                             1,305,233
WITH                     -------------------------------------------------------
                            10)    SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.31%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      S.H. Holdings, Inc.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Delaware
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES                   -------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                     -------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH                     -------------------------------------------------------
                           10)    SHARED DISPOSITIVE POWER
                                  none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None -- See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                 [x]
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jewelcor Inc.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Pennsylvania
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES                   -------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                     -------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH                     -------------------------------------------------------
                           10)    SHARED DISPOSITIVE POWER
                                  none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None -- See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                    [x]
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  Introduction.

      This amends and supplements the Schedule 13D dated May 6, 2004, as amended by Amendment No. 1 thereto dated May 18, 2004, Amendment No. 2 thereto dated May 19, 2004, Amendment No. 3 thereto dated May 25, 2004, Amendment No. 4 thereto dated August 3, 2004, Amendment No. 5 thereto dated August 6, 2004, Amendment No. 6 thereto dated August 19, 2004, Amendment No. 7 thereto dated September 22, 2004, Amendment No. 8 thereto dated September 30, 2004, Amendment No. 9 thereto dated November 4, 2004, Amendment No. 10 dated November 12, 2004 and Amendment No. 11 dated January 26, 2005 (the "Schedule 13D"), filed with the Securities and Exchange Commission by Seymour Holtzman, Evelyn Holtzman, Jewelcor Management, Inc. ("JMI"), S.H. Holdings, Inc. and Jewelcor Incorporated (collectively, the "Reporting Persons") with respect to the common stock, $.0001 par value (the "Common Stock"), of Argonaut Technologies, Inc., a Delaware corporation (the "Issuer").

Item 3. Source and Amount of Funds or Other Consideration.

         Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended and supplemented by adding the following:

         On February 25, 2005, JMI sold 10,000 shares of Common Stock at price of $0.81 per share for a total sales price of $8,106.53, including commissions.

Item 4.  Purpose of Transaction.

         Item 4 of the Schedule 13D, "Purpose of Transaction," is amended and supplemented by adding the following:

         Effective February 19, 2005, Mr. Holtzman resigned from his position as member of the Board of Directors of the Issuer.

Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D, "Interest in Securities of the Issuer," is amended and supplemented by adding the following:

         As of February 28, 2005, JMI beneficially owns an aggregate of 1,305,233 shares of Common Stock. Based upon the Issuer's most recently filed Form 10-Q for the period ending September 30, 2004, the number of shares outstanding of the Issuer's common stock on October 31, 2004 was 20,685,050 shares. JMI beneficially owns approximately 6.31% of said outstanding shares.

         As of February 28, 2005, the Reporting Persons beneficially own an aggregate of 1,305,233 shares of Common Stock which, based on 20,685,050 shares of Common Stock outstanding, represents approximately 6.31% of said outstanding shares.

Item 7.  Material to be Filed as Exhibits.

         Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended and supplemented by adding the following:

            Exhibit 20. E-mail from Seymour Holtzman resigning as a director of the Issuer.

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:      March 1, 2005

                                       JEWELCOR MANAGEMENT, INC.

                                       By: /s/ Seymour Holtzman
                                          ------------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       JEWELCOR INCORPORATED

                                       By: /s/ Seymour Holtzman
                                          -----------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       S.H. HOLDINGS, INC.

                                       By: /s/ Seymour Holtzman
                                          -----------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       /s/ Seymour Holtzman
                                       --------------------------------
                                       Seymour Holtzman


                                       /s/ Evelyn Holtzman
                                       --------------------------------
                                       Evelyn Holtzman